                                                                   EXHIBIT 99.2

                           SUMMARY OF VOTES CAST(1)

                                   Aggregate                   Aggregate Votes
Nominee                            Votes For                   Against/Withheld
-------                            ---------                   ----------------
Robert N. Clay                     191,658,400                    2,433,706
William G. Copeland                191,688,733                    2,405,373
George A. Davidson, Jr.            191,767,896                    2,324,210
Dianna L. Green                    191,577,834                    2,514,272
Carl G. Grefenstette               191,776,561                    2,315,545
W. Craig McClelland                190,287,668                    3,804,438
Thomas Marshall                    191,675,790                    2,416,316
Donald I. Moritz                   191,697,174                    2,394,932
Thomas H. O'Brien                  191,575,023                    2,517,083
Jackson H. Randolph                191,775,077                    2,317,029
James E. Rohr                      191,694,819                    2,397,287
Roderic H. Ross                    191,733,581                    2,358,525
Vincent A. Sarni                   191,556,401                    2,535,705
Richard P. Simmons                 191,765,624                    2,326,482
Thomas J. Usher                    191,708,264                    2,383,842
Milton A. Washington               191,733,559                    2,358,547
Helge H. Wehmeier                  188,672,553                    5,419,553

(1) Holders of the Corporation's common stock and preferred stock voted together as a single class. The following table sets forth as of the March 6, 1995 record date the number of shares of each class of stock that was issued and outstanding and entitled to vote, the voting power per share and the aggregate voting power of each class:

                                                              Number of Shares         Aggregate
Title of Class                     Voting Rights              Entitled to Vote        Voting Power
--------------                     -------------              ----------------        ------------
Common Stock                       1 vote per share              230,464,954           230,464,954
$1.80 Cumulative Convertible
   Preferred Stock - Series A      8 votes per share                  18,750               150,000
$1.80 Cumulative Convertible
   Preferred Stock - Series B      8 votes per share                   7,095                56,760
$1.60 Cumulative Convertible
   Preferred Stock - Series C      4 votes per 2.4 shares            390,591               650,985
$1.80 Cumulative Convertible
   Preferred Stock - Series D      4 votes per 2.4 shares            499,840               833,066
                                                                                      ------------
                                   TOTAL POSSIBLE VOTES                                232,155,765*
                                                                                      -------------

* Represents greatest number of votes possible. Actual aggregate voting power was less since each holder of suhc preferred stock is entitled to a number of votes equal to the number of full shares of common stock into which such holder's preferred stock is convertible.

                                      11